Exhibit 99.1

GAYLORD ENTERTAINMENT

FIRST QUARTER 2012 PRELIMINARY RESULTS

NASHVILLE, TENN. (May 1, 2012) – Gaylord Entertainment Co. (NYSE: GET) today announced preliminary results for the quarter ended March 31, 2012. Consolidated revenues increased an estimated 8.2 percent to approximately $238.9 million in the first quarter of 2012 and Gaylord Hotels total revenues increased an estimated 8.0 percent to approximately $226.0 million in the first quarter of 2012 compared to the first quarter of 2011. Gaylord Hotels revenue per available room1 (“RevPAR”) increased an estimated 3.8 percent and Gaylord Hotels total revenue per available room2 (“Total RevPAR”) increased an estimated 4.9 percent in the first quarter of 2012 compared to the first quarter of 2011. Income from continuing operations was approximately $6.0 million, or $0.12 per diluted share (based on 50.1 million weighted average shares outstanding) in the first quarter of 2012. Consolidated Cash Flow3 (“CCF”) increased an estimated 23.0 percent to approximately $56.6 million in the first quarter of 2012 compared to the prior-year quarter. Gaylord Hotels CCF increased an estimated 24.3 percent in the first quarter of 2012 to approximately $70.2 million compared to the prior-year quarter. Gaylord Hotels CCF Margin3 increased an estimated 410 basis points to approximately 31.1 percent in the first quarter of 2012 compared to the same period last year.

Gaylord Hotels gross advance group bookings in the first quarter of 2012 for all future periods were approximately 372,000 room nights, an increase of 3.3 percent compared to the same period last year. Net of attrition and cancellations, advance group bookings in the first quarter of 2012 for all future periods were approximately 306,000 room nights, an increase of approximately 11.6 percent compared to the same period last year.

Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “Despite a challenging RevPAR and Total RevPAR comparable at Gaylord Texan created by the 2011 Super Bowl in Dallas, we were pleased with our performance in the first quarter. Double-digit RevPAR and Total RevPAR growth at both Gaylord Opryland and Gaylord Palms, and continued signs of strengthening in the Washington, D.C. group market resulted in revenue growth at our hotels of approximately 8.0 percent. Coupled with our focus on cost management, this translated into a record-setting quarterly Gaylord Hotels CCF performance with growth of approximately 24.3 percent and a CCF Margin improvement of approximately 410 basis points.

“We booked over 306,000 net room nights in the first quarter, an increase of approximately 11.6 percent from the same period last year. Additionally, our preliminary sales results indicate that we contracted between 100,000 and 120,000 future group room nights during the month of April. This compares favorably to the 53,000 room nights we booked in April of last year – a clear indication that group bookings are continuing to strengthen.

“Over the course of the past few months we have been engaged in the process of exploring opportunities for our company to unlock shareholder value. As a result, our first quarter results include approximately $3 million of expense incurred as part of this effort. While it is premature to announce anything, our efforts are ongoing and we will provide an update when appropriate. In the meantime, our goal is to deliver solid results like those achieved this past quarter.”

Gaylord will report its full first quarter 2012 results before the market opens on Tuesday, May 8, 2012. Management will hold a conference call to discuss the quarter’s results and the company’s outlook at 10:00 a.m. ET on the same day. This call is being web cast by CCBN and can be accessed at Gaylord Entertainment’s Investor Relations Web site at http://ir.gaylordentertainment.com.

About Gaylord Entertainment

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with refinancing our indebtedness prior to its various maturities, risks associated with development, budgeting, financing and approvals for the Company’s Aurora, Colorado project, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities and new attractions, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the Company’s ability to successfully operate its hotels and its ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

1The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

2The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

3 Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which represents operating income, excluding the impact of depreciation, amortization, preopening costs, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment operating income (loss) is attached as part of this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:

Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com

~or~	~or~

Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

PRELIMINARY FINANCIAL RESULTS RECONCILIATION

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2012		2011
Consolidated Cash Flow (‘‘CCF’’) reconciliation - preliminary:	$	Margin	$	Margin
Consolidated
Revenue	$238,915	100.0%	$220,738	100.0%

Net income (loss)	$6,028	2.5%	$(1,957)	-0.9%
Income from discontinued operations, net of taxes	(21)	0.0%	(4)	0.0%
Provision (benefit) for income taxes	4,469	1.9%	(967)	-0.4%
Other (gains) and losses, net	—	0.0%	191	0.1%
Income from unconsolidated companies	—	0.0%	(173)	-0.1%
Interest expense, net	11,208	4.7%	17,636	8.0%

Operating income	21,684	9.1%	14,726	6.7%
Depreciation & amortization	32,434	13.6%	29,057	13.2%

Adjusted EBITDA	54,118	22.7%	43,783	19.8%
Preopening costs	331	0.1%	—	0.0%
Other non-cash expenses	1,426	0.6%	1,453	0.7%
Stock option expense	747	0.3%	797	0.4%
Other gains and (losses), net	—	0.0%	(191)	-0.1%
Loss on sales of assets	—	0.0%	191	0.1%

CCF	$56,622	23.7%	$46,033	20.9%

Hospitality segment
Revenue	$226,048	100.0%	$209,342	100.0%
Operating income	39,705	17.6%	29,454	14.1%
Depreciation & amortization	28,536	12.6%	25,275	12.1%
Preopening costs	331	0.1%	—	0.0%
Other non-cash expenses	1,426	0.6%	1,453	0.7%
Stock option expense	209	0.1%	284	0.1%
Other gains and (losses), net	—	0.0%	(141)	-0.1%
Loss on sales of assets	—	0.0%	141	0.1%

CCF	$70,207	31.1%	$56,466	27.0%